EXHIBIT 4.7

EXECUTION VERSION

TENTH AMENDMENT TO SECOND AMENDED AND RESTATED

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS TENTH AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT, dated as of March 11, 2025 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Borrower”), and PNC Bank, National Association, a national banking association, as agent (in such capacity, the “Agent”) and the lender (in such capacity, the “Lender”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a credit facility has been extended to the Borrower pursuant to the terms of that certain Second Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of May 8, 2020 (as amended and modified from time to time, the “Credit Agreement”) among the Borrower, each Lender identified therein, and the Agent, and;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

WHEREAS, the Agent and each Lender have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is amended as set forth below.

(a)	The following new definitions are hereby added to Section 1.2 in the appropriate alphabetical order to read as follows:

“‘Tenth Amendment Effective Date’ means March 11, 2025.”

“‘Trigger Period’ means, for each Trigger Date, the period commencing on such Trigger Date to (but not including) the Trigger Reset Date applicable thereto.”

“‘Trigger Reset Date’ means, with respect to any Trigger Date, the date, if any, occurring after such Trigger Date, on which Borrower has maintained Liquidity of at least $5,000,000 for the immediately preceding thirty (30) consecutive days.”

(b)	The definition of “Trigger Date” appearing in Section 1.2 thereof is amended to read as follows:

“‘Trigger Date’ means the date, if any, on which Liquidity is less than $5,000,000.”

(c)	Section 3.3(b) is amended to read as follows:

“(b)	Facility Fee.

Borrower shall pay to Agent a fee for the ratable benefit of Lenders in an amount equal to (i)(x) effective as of the Tenth Amendment Effective Date and until the first day of the month after which the Agent receives Borrower’s Compliance Certificate showing a Fixed Charge Coverage Ratio of not less than 1.15 based on a trailing twelve-month period (the “Step Down Date”), 0.50% per annum and (y) after the Step Down Date, 0.375% per annum, multiplied by (ii) (x) the amount by which the sum of the Maximum Revolving Advance Amount plus the Maximum Equipment Loan Amount exceeds (y) the sum of the daily unpaid balance of the Revolving Advances plus the daily unpaid balance of the Equipment Loans plus the aggregate amount of any outstanding Letters of Credit that are available to be drawn during each calendar month. Such fee shall be payable to Agent in arrears on the first day of each calendar month with respect to the previous calendar month.”

(d)	The following new sentence is added to the end of Section 4.15(h) to read in its entirety as follows:

“Notwithstanding the foregoing, a deposit account control agreement is not required for a multi-currency account of Borrower (which account is used primarily for the purpose of performing certain contracts in Italy); provided that any amount in excess of $500,000 in any such account must be used to pay down Revolving Advances within thirty (30) days.”

(e)	Section 6.5(a) is amended to read as follows:

“[Reserved.]”

(f)	Section 6.5(b) is amended to read as follows:

“(b) Fixed Charge Coverage Ratio.

Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00 (i) beginning upon the occurrence of a Trigger Date, with such Fixed Charge Coverage Ratio tested as of the most recently-ended reported fiscal quarter (for the most recently-ended four quarter period), and (ii) for each fiscal quarter ending after the occurrence of a Trigger Date if, as of the last day of such fiscal quarter, a Trigger Period is continuing (in each case, with such Fixed Charge Coverage Ratio tested for the four quarter period ended as of the last day of such fiscal quarter). For the avoidance of doubt, no such testing shall be required for the four fiscal quarter-period ended December 31, 2024.”

2. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of the following conditions:

(a)	the execution of this Amendment by the Borrower and PNC Bank, National Association as the Agent and Lender; and

(b)	receipt by the Agent of an amendment fee of $12,500.

3. Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

4. Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Credit Agreement and the Other Documents.

5. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

6. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

8. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	By:	/s/ Ben Naccarato
	Name:	Ben Naccarato
	Title:	CFO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Scott Goldstein
	Name:	Scott Goldstein
	Title:	Senior Vice President

Tenth Amendment to Second Amended and Restated Revolving Credit,

Term Loan and Security Agreement (Perma-Fix Environmental Services, Inc.)